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                                    EXHIBIT 8.1


                                  December 1, 1999



Board of Directors
California Financial Bancorp
California Community Bancshares


     Re:  CERTAIN FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES OF PROPOSED
          MERGER

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal and California income tax consequences from the proposed merger described below.


                                   I.     FACTS

     The following factual description is based on information which you have provided to us. The legal conclusions set forth below are dependent on the accuracy of these facts. Accordingly, you should review this factual description carefully and inform us immediately of any inaccuracies. In addition, you should assume that our advice may change if any of the proposed transactions described below are modified.

     California Financial Bancorp is a California corporation organized in September 1997 ("CFB"). CFB is a bank holding company. The principal assets of CFB are 100% of the shares of CalWest Bank, a California corporation; 100% of the shares of The Bank of Orange County, a California corporation; approximately 57% of Security First Bank, a California corporation; and approximately 65% of National Business Bank, a national banking association. 100% of the outstanding shares of CFB are owned by The California Community Financial Institutions Fund Limited Partnership, a California limited partnership (the "Fund").

     California Community Bancshares, Inc., is a recently formed Delaware corporation ("CCB"). Prior to the merger described below, the Fund will own 100% of the outstanding stock of CCB.

     The only outstanding shares of stock of CFB and CCB are the shares of CFB common stock ("CFB Common Stock") and of CCB common stock ("CCB Common Stock"), respectively.


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Board of Directors
California Financial Bancorp
California Community Bancshares
December 1, 1999

     The Boards of Directors of CCB and CFB have determined it is in the best interests of CCB and CFB to be combined, with CCB as the surviving corporation. In addition, the Fund has determined that the merger will allow it to more economically manage its banking subsidiaries. Accordingly, pursuant to a plan of reorganization dated September 10, 1999 ("Plan of Reorganization"), CFB will be merged into CCB pursuant to the laws of the States of California and Delaware (the "Merger"). Upon completion of the Merger, each share of CFB Common Stock will be converted into the right to receive from CCB 1.8296 newly issued shares of CCB Common Stock. No fractional shares will be issued. Instead, the Fund (as sole shareholder of CFB) will receive cash in lieu of fractional shares.


                       II.    REPRESENTATIONS AND ASSUMPTIONS

     For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto (collectively, the "Transaction Documents"):

     (A)  Form S-4 dated September 21, 1999, as amended from time to time;

     (B)  the Plan of Reorganization;

     (C) the representations letter from CCB, dated of even date herewith, attached as Exhibit A;

     (D) the representations letter from CFB, dated of even date herewith, attached as Exhibit B; and

     (E) Such other documents, instruments, and records pertaining to the Merger as we have deemed necessary in rendering our opinion.

     We have assumed, with your permission and without independent investigation or review thereof, the accuracy and completeness of the facts and representations and warranties contained in the Transaction Documents and the facts set forth in this letter. In addition, we have assumed that those facts will remain accurate to the date of the closing of the Merger and that the transactions will occur in accordance with the Transaction Documents.

     If you have any information which would indicate that any of the facts set forth herein or in any of the Transaction Documents are incorrect, incomplete or erroneous, please advise us, because an alteration of any of these may have the effect of changing all or a part of the opinions expressed herein. In addition, you should assume that our advice may change if any of these facts are modified.


                                  III.    OPINIONS


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     Based on the facts set forth herein and in the Transaction Documents, and based on the representations and assumptions set forth herein and in Exhibits A and B, and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that for federal and California income tax purposes:

     A. The proposed Merger of CFB into CCB will constitute a reorganization within the meaning of Section 368(a)(1)(A).(1)

     B. No gain or loss will be recognized by CCB or CFB as a result of the Merger. Sections 1032, 361, and 357.

     C. The basis and the holding periods of the assets of CFB will carry over to CCB. Section 362(b); Section 1223(2).

     D. No gain or loss will be recognized by the Fund upon the exchange of CFB Common Stock solely for CCB Common Stock. Section 354(a)(1).

     E. The tax basis of CCB Common Stock (including any fractional share interests) received by the Fund will be the same as the tax basis of the CFB Common Stock converted in the Merger. Section 354(a)(1).

     F. The holding period of the CCB Common Stock in the hands of the Fund will include the period during which the CFB Common Stock converted in the Merger was held, provided the CFB Common Stock was held as a capital asset on the date of the Merger. Section 1223(1).

     G. The receipt of cash in lieu of fractional share interests of CCB Common Stock by the Fund will result in gain or loss equal to the difference between the amount of cash received and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for the Fund will depend upon whether the Fund's CFB Common Stock was held as a capital asset at the date of the Merger.

     H. The Merger qualifies as a reorganization under Section 24451 of the California Revenue and Taxation Code.

     The opinions expressed herein are effective as of the date hereof, and are based upon and limited to the facts as set forth herein and in the Transaction Documents and the representations in Exhibits A and B. The opinions expressed herein are based upon the existing provisions of the Code and the California Revenue and Taxation Code, as amended, currently applicable regulations promulgated thereunder (including proposed regulations), current positions of the Internal Revenue Service ("IRS") and the California Franchise Tax Board ("FTB") contained in published revenue rulings and revenue procedures and administrative pronouncements, and existing judicial decisions, all of which are subject to change with or without retroactive effect.


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(1)  All references to Section are to sections of the Internal Revenue Code of
     1986, as amended to the date of this letter (the "Code").


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No assurance can be provided as to the effect of any such change upon our opinions, and we undertake no obligation to update this letter.

     The opinions set forth herein have no binding effect on the IRS, the FTB, or the courts. No assurance can be given that the IRS or FTB would agree with the opinions set forth herein, or that if contested, a court would agree with these opinions. Rather, the opinions set forth herein represent our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

     We have expressed our opinions only as to matters expressly set forth herein, and no other opinions are being rendered as to any other matter. Without limiting the foregoing, we express no opinion as to the state (other than California), local, or foreign tax consequences of the proposed transactions or any U.S. federal income tax matters not specifically mentioned.

     This opinion is furnished to the Boards of Directors of CCB and CFB and is not to be used for any other purpose or distributed to any other persons without our prior written consent. However, we hereby consent to the filing of this opinion with the applicable federal and California regulatory agencies with whom such opinion is required to be filed in connection with the Merger.

                                   Very truly yours,

                                   /s/

                                   LILLICK & CHARLES LLP


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